Exhibit 10.1

SETTLEMENT AGREEMENT AND RELEASE

This Settlement Agreement and Release (together with any amendments, supplements, modifications, exhibits, and attachments as the same may be amended or supplemented or modified from time to time is hereinafter referred to as the “Agreement”) is made and entered into as of the latest date of execution by any of the parties below (the “Effective Date”) by and between VPR Brands, LP (“VPR”) on the one hand and Myle Vape, Inc (“Myle”) and MVH I, INC. (“MVH I”) (Myle and MVH I are sometimes collectively referred to herein as “MYLE”) on the other, as follows:

WHEREAS, VPR named Myle and MVH I as Defendants in a complaint filed in the United States District Court for the Eastern District of New York captioned VPR Brands, LP v. Myle Vape Inc. and MVH I, INC., Civil Action No. 1:21-cv-02445 (the “District Court Action”) seeking damages in connection with the alleged infringement of VPR’s United States Patent No. 8,205,622 (the “Asserted Patent”);

WHEREAS, VPR alleges patent infringement of the Asserted Patent which allegations MYLE denies and to which MYLE raises affirmative defenses and counterclaims of non- infringement, invalidity and unenforceability of the Asserted Patent, among others;

WHEREAS, VPR desires to license the Asserted Patent and any related patents and applications to MYLE, and MYLE desires to acquire a license to such intellectual property as hereinafter provided;

WHEREAS, the Parties hereto are both interested in resolving the claims (as defined below relating to the Asserted Patent that have been asserted or could be asserted in the District Court Action or any other manner, action or proceeding in any venue and desire to document a mutually beneficial arrangement which avoids further dispute;

WHEREAS, VPR and MYLE wish to settle and compromise and resolve the Claims of the Asserted Patent that have been asserted or could be asserted in the District Court Action, and all other claims, demands, and controversies between them relating to the Action;

NOW THEREFORE and in consideration of the terms and conditions hereinafter set forth and the mutual covenants hereinafter contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the Parties agree as follows:

1.	Recitals and Definitions.

1.1	The foregoing recitals are true and correct, incorporated herein and made a part of this Agreement.

1.2	“Asserted Patent” shall have the meaning ascribed to such term in the Preamble.

1.3	“Claims” shall have the meaning ascribed to such term in Section 5 herein.

1.4	“District Court Action Claims” includes all claims asserted in the District Court Action, any and all related claims (including cross-claims, counterclaims, third-party claims or fourth-party claims), actions, causes of action, allegations, controversies, suits, rights, obligations, debts, demands, agreements, promises, liabilities, damages, and disputes of any kind or nature, including but not limited to compensatory, punitive or exemplary damages, statutory damages, treble damages, claims for indemnification, contribution, or statutory rights or violations, claims for interest, costs or attorneys’ fees, sanctions, judgements, losses, charges, and complaints whatsoever, of every kind, nature and description, under any law of any jurisdiction, whether at law, in equity or otherwise, whether based on statute, regulations, common law, civil law or any other type, form or right of action, and whether foreseen or unforeseen, actual or potential, matured or unmatured, contingent or liquidated, known or unknown, or accrued or not accrued, of every kind and nature.

1.5	“SRIPLAW Trust Account” has the meaning ascribed to the term is Section 2 of this Agreement.

1.6	“Subject Articles” means the Myle Mini Device identified in the District Court Action. For the avoidance of doubt Subject Articles include the original Myle Mini, the Myle V4 and all predecessor configurations of the Myle V4, the Myle Evo, the Myle Drip, the Myle Micro Square, the Myle Micro Bar and any future version of the Subject Articles as well as any products contemplated now or in the future that may be owned by Myle and/or MVH I or any of their Affiliates.

2.	Settlement Payment by MYLE.

2.1	Each Party shall bear its own attorneys’ fees and costs relating to the District Court Action, and each party waives any and all claims for monetary relief related to the District Court Action. Notwithstanding the foregoing, MYLE shall pay VPR the sum of One Hundred and Twenty-Five Thousand ($125,000.00) (the “Settlement Sum”) by wire transfer of immediately available funds in United States Dollars in two equal installments of Sixty-two Thousand Five Hundred and No One-Hundredths Dollars ($62,500.00), the first such installment to be paid on or before August 12, 2022 and the second such installment being paid on or before August 26, 2022. Payment shall be made by wire transfer to the SRIPLAW Trust Account which is the trust account of SRip Law identified in correspondence of even date herewith identifying the wire transfer information to which payments pursuant to this Section 2 shall be sent.

2.2	The Parties agree and acknowledge that the Settlement Sum shall not be construed as an admission or acknowledgment that reflects, evidences, or supports any of the alleged harm and alleged damages as asserted by the Plaintiff. No other outside party will be entitled to a set off, or otherwise, with respect to the Settlement Sum. Each party shall bear its own attorney’s fees and costs incurred in connection with all proceedings and related to the District Court Action, including the preparation and drafting of this Agreement.

2.3	Applicable tax reporting forms shall be issued with respect to the Settlement Sum. VPR acknowledges and agrees that it will not seek or make any claim against Myle or its Affiliates for damages, costs, interest, fees, assessments (whether by any federal or state court or any federal or state regulatory body) withholdings, penalties, or other losses, related to taxes that may be owed on the Settlement Sum.

3.	VPR Representations, Warranties, and Covenants.

VPR represents and warrants that: (i) it is the sole and exclusive owner of all right, title, and interest in and to the Asserted Patent, and that no other Third Party owns any right to recover for infringement of or to assert any rights in or under the Asserted Patent; (ii) it has the full, sole, and exclusive right to grant the licenses of the full scope set forth herein; (iii) it has the full, sole, and exclusive right to grant the releases and covenants set forth herein without the need for any consents, authorizations, or approvals not yet granted or obtained; (iv) there are no liens, conveyances, mortgages, assignments, encumbrances, or any other agreements or understandings that would prevent or impair the full and complete exercise of the terms of this Agreement, including the grant of the licenses and releases hereunder; (v) it has not assigned or otherwise transferred to any other Entity any rights to the ’622 Patent or any related family members of this patent (e.g. continuation, continuation-in-part patent applications or registrations) or otherwise that would conflict or prevent it from entering into this Agreement.

4.	Grant of Non-Exclusive License to MYLE; Assignment.

4.1	Grant of Fully Paid-Up License. Upon receipt of the entirety of the Settlement Sum, VPR hereby grants to MYLE a fully paid-up, royalty free, non-exclusive license to practice the invention in the Asserted Patent and all related patents and applications, for the full term of the Asserted Patent including, without limitation, the rights to make, have made, use, import, license, offer to sell, and sell the invention in the Asserted Patent and all related patents and applications with respect to the Subject Articles and otherwise.

4.2	Covenant Not to Challenge Asserted Patent. MYLE covenants that it will take no action, directly or indirectly to render any claim of the Asserted Patent invalid or unenforceable or not infringed, and that they will take no action, directly or indirectly to aid or assist any third-party to render any claim of any Asserted Patent invalid or unenforceable or not infringed.

4.3	Assignment by MYLE. MYLE may NOT assign this Agreement, or assign or delegate any right or obligation under this Agreement, in whole or in part, without the prior written consent of VPR, which consent shall not be unreasonably withheld, except that MYLE may assign its non-exclusive license to an acquirer of all or substantially all of the equity or assets of MYLE’s businesses or the business units responsible for producing the Subject Articles to which this Agreement relates or the surviving entity in any merger, consolidation, equity exchange, or reorganization of their businesses to which this Agreement relates.

4.4	Assignment by VPR. VPR may not assign this Agreement or its rights under the Asserted Patent unless such assignments or transfers of rights are made subject to the rights granted MYLE in this Agreement.

5.	Mutual General Release.

Each Party for itself and on behalf of its parents, subsidiaries, related companies, affiliates, assigns, and predecessor entities hereby remises, releases, acquits, satisfies, and now and forever discharges each and every other Party (including each Party’s past and present parent, subsidiary, affiliated, related or predecessor entities, and any and all of each such Party’s past and present officers, directors, agents, principals, attorneys, legal representatives, beneficiaries, trustees (both direct and contingent), accountants, representatives, insurers, indemnitors, servants, employees, independent contractors, shareholders, members, and partners, and all persons and entities claiming by or through them or on their behalf, whether by statute, rule, contract otherwise, hereinafter collectively referred to as the “Releasees”), of and from the District Court Action Claims as well as any and all manner of, claims, actions, causes of action, suits, debts, sums of money, accounts, reckonings, contracts, controversies, agreements, promises, damages, attorney’s fees, obligations and demands whatsoever, in law or in equity, whether based on contract, statute, tort, or strict liability, and whether for compensatory, special, punitive, statutory, or any other damages or remedies (collectively the “Claims”), which each Party had or now has against any of the Releasees, or claims to have for, upon or by reason of any matter, cause or thing whatsoever, from the beginning of the world to the Date of this Agreement. Notwithstanding the foregoing, each Party expressly excludes from the effect of this Release and does not release the Releasees from the terms, conditions, obligations, and promises set forth in this Agreement.

6.	Dismissal of the District Court Action.

The Parties will submit to the Court, upon receipt of the second payment provided for in Section 2 above and no later than August 15, 2022 unless such deadline is extended by the Court, a stipulation of dismissal of the District Court Action, in the form attached hereto as Exhibit A, between VPR and Myle in its entirety, with prejudice, including all claims and counterclaims, with each side to bear its own attorneys’ fees and costs. See Exhibit A, Joint Stipulation of Dismissal with Prejudice. The Parties agree to execute any other papers that may be needed to complete the dismissal of the District Court Action required by this Agreement and, subject to the arbitration provisions of Section 20 below, the Parties agree that the United States District Court for the Eastern District of New York shall retain jurisdiction to enforce this Agreement as per Section 7 below.

7.	Governing Law and Venue.

This Agreement shall be governed by the laws of the United States and the laws of the State of New York. The Parties agree that any suit, action, or other proceeding arising out of, or in connection with this Agreement shall be brought in the U.S. District Court for the Eastern District of New York, and each Party hereby irrevocably consents and submits itself to, the proper and exclusive jurisdiction and venue of the U.S. District Court for the Eastern District of New York for such purpose. Prior to the institution of any suit, action or other proceeding as referred to above, the Parties agree to seek arbitration pursuant to the provisions of Section 20 herein.

8.	Attorneys’ Fees for Enforcement of Agreement.

In the event of any litigation or proceeding, relating to the enforcement, interpretation, or breach of this Agreement, the prevailing party shall recover its reasonable attorneys’ fees, costs, and expenses incurred in connection with such litigation or proceedings, and including all such fees, costs, or expenses on appeal.

9.	Binding Effect and Parties Bound; Integration; Modification and Waiver; Construction.

9.1	This Agreement and all covenants and releases set forth herein shall be binding upon and shall inure to the benefit of the Parties to this Agreement, their legal successors, agents, heirs, assigns, partners, officers, directors, representatives, owners, shareholders, employees, affiliated corporations, and business entities.

9.2	This Agreement constitutes an integration of the entire understanding and agreement of the Parties with respect to the matters referred to in this Agreement. Any representation, warranty, promise or condition, whether written or oral, between the Parties with respect to the matters referred to in this Agreement which is not specifically incorporated in this Agreement shall not be binding upon any of the Parties hereto and the Parties acknowledge that they have not relied, in entering into this Agreement, upon any representations, warranties, promises or conditions not specifically set forth in this Agreement. No prior or contemporaneous oral or written understanding, covenant, or agreement between the Parties, with respect to the matters referred to in this Agreement, shall survive the execution of this Agreement. Each Party hereto assumes the risk of mistake, and if any party should subsequently discover that any fact relied upon in entering into this Agreement was untrue, or its understanding of the facts or law was incorrect, it shall not be entitled to set aside this Agreement by reason thereof except for reason of misrepresentation of the representations, warranties, and covenants as described in Sections 3 and 11 herein. This Agreement may be modified only by a written agreement executed by both Parties hereto.

9.3	Any modifications to this Agreement must be in writing and signed by duly authorized representatives of each of the Parties and must be expressly state that it is the intention of each of the Parties hereto to amend the Agreement. No breach of any provision of this Agreement shall be deemed waived unless the waiver is in writing signed by a duly authorized representative of the waiving party. Waiver of any one breach shall not be deemed a waiver of any other breach of the same or any other provision of this Agreement.

9.4	Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach.

10.	Authority.

Each of the undersigned signatories who signs this Agreement on behalf of another entity represents and warrants that they are authorized to execute this Agreement on behalf of that Party. The Parties further declare, covenant, and warrant that they or their representatives are over the age of eighteen (18) years, and that they are not suffering from any legal, mental, or physical disabilities which would impair or disable them from executing this Agreement and that there have been no representations and/or statements made by the Parties hereto or their agents, employees, or representatives to influence the Parties in making or executing this Agreement.

11.	Mutual Representations and Warranties.

Each Party represents and warrants that, as of the Effective Date, (1) it has the authority to execute this Agreement and has full right, power, and authority to enter into this Agreement and to be legally bound by the terms, conditions, covenants, and releases set forth herein, and (2) this Agreement and its performance under this Agreement will not violate any other agreements between it and any other entity.

12.	Entire Agreement.

The Parties acknowledge and represent that no promise or representation not contained in this Agreement has been made to them, and that this Agreement contains the entire understanding and agreement between the Parties. This Agreement supersedes all prior negotiations and agreements, proposed or otherwise, written or oral, concerning the subject matter hereof, and contains all terms and conditions pertaining to the compromise and settlement of any and all disputes relating to the Action.

13.	Headings and Captions.

Headings and captions contained in this Agreement are for convenience only and shall not be considered for any purpose in construing this Agreement.

14.	No Presumption Against Drafting Party.

This Agreement and the provisions contained herein shall not be construed or interpreted for or against any Party hereto because said Party drafted or caused the Party’s legal representative to draft any of the provisions. This Agreement shall be deemed to have been drafted jointly by the Parties to this Agreement. Any uncertainty or ambiguity shall not be construed for or against any Party to this Agreement based on attribution of drafting.

15.	Severability.

Each provision of this Agreement shall be considered severable. If for any reason any provision or provisions herein are determined to be invalid or contrary to any existing or future law, such invalidity shall not impair the operation or effect of any other provision of this Agreement.

16.	Amendments.

No modification of this Agreement shall be binding unless in writing and signed by the party to be charged.

17.	Notices.

All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand to such Party’s address set out herein with written confirmation of receipt; (b) when received by the addressee if sent by a nationally recognized overnight courier, receipt requested; (c) on the fifth day after the date mailed to such Party’s address set out herein, by certified or registered mail, return receipt requested, postage prepaid; or (d) when sent by electronic mail to counsel at the addresses below.

If to VPR, notices shall be made to:

Kevin Frija

Chief Executive Officer

VPR Brands

3001 Griffin Road

Fort Lauderdale, FL 33312

kevin.frija@vprbrands.com

with courtesy copy to:

SRIPLAW

Attn: Joel Rothman

21301 Powerline Road

Suite 100

Boca Raton, FL 33433

joel@sriplaw.com

If to MYLE, notices shall be made to:

Ariel Gorelik

Chief Executive Officer

Myle Vape, Inc

695 Grand Avenue

Ridgefield, NJ 07657

with courtesy copy to:

Zanicorn Legal PLLC

Attn: Mary Bielaska

845 Third Avenue 6th Floor

New York, New York 10022

Mary.bielaska@zanicorn.com

18.	Counterparts.

This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, and such counterparts together constitute one and the same Agreement. The facsimile or electronic PDF signatures of the Parties shall be enforceable just as though they were the original signatures of the Parties.

19.	Implementation of Agreement.

Each Party shall take any additional action as may be reasonably requested by the other party to implement the terms and conditions of this Agreement.

20.	Arbitration.

The Parties agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to those arising and relating to this Agreement or its interpretation, enforcement, breach or performance, shall be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration administered by American Arbitration Association (“AAA”) or its successors by a single arbitrator. The arbitration will be held in New York, New York, or such other location as then-agreed by the Parties. The Parties acknowledge that by agreeing to this arbitration procedure, the Parties each waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding, with the exception of any filing to enforce the provisions of this Agreement in accordance with Section 6 and Section 7 above.. Any such arbitration proceeding will be governed by AAA’s then applicable rules and procedures for employment disputes, which will be provided to Employee upon request. In any such proceeding, the arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall have the sole and exclusive authority to determine whether a dispute, claim or cause of action is subject to arbitration under this Agreement and to determine any procedural questions which grow out of such disputes, claims, or causes of action and bear on their final disposition. The Parties shall be entitled to all rights and remedies that would be entitled to pursue in a court of law. Nothing in this Agreement is intended to prevent either of the Parties from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration pursuant to applicable law. The Parties shall each be responsible for paying their own filing fees and shall pay the arbitrator’s fees and any other fees or costs unique to arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

21.	Confidentiality.

21.1.	The Parties shall strictly maintain the confidentiality of all terms and conditions of this Agreement, and not disclose any information relating to any and all of its terms and conditions (“the Confidential Information”) to any person or entity, except as set forth below:

21.1.1.	to their own members, shareholders, directors, officers, attorneys, accountants, lending institutions, insurers, auditors and employees;

21.1.2.	as may be required to taxing authorities;

21.1.3.	as may be necessary to defend any lawsuit brought by or against the Parties by any non-party or third party;

21.1.4.	to the extent that such Confidential Information is required to be disclosed to satisfy reporting requirements imposed by law, including but not limited to any disclosures required under any Federal securities laws, such as the public filing of form 8-K with the Securities Exchange Commission. VPR and its accountants, lawyers and advisers are solely responsible for the determination, in VPR’s discretion, if the Agreement and its terms must be disclosed to the Securities Exchange Commission; or

21.1.5.	if ordered to do so by a court of competent jurisdiction maintaining the confidentiality of this Agreement means that neither of the Parties or any related person or entity shall at any time hereafter: (i) use, copy, disclose, discuss, refer to, reference, talk about, write about or publicize any Confidential Information, (ii) issue or cooperate with any person or entity to make any oral, written, visual or electronic communications or publications, or permit the issuance of any oral, written, visual or electronic releases relating to any Confidential Information, or (iii) in any manner give out, deliver, make available or disseminate any Confidential Information to any person or business entity.

21.2	In the event that disclosure of this Agreement is sought by formal legal demand, either in the form of a court order, subpoena, or deposition notice, the Party from whom such disclosure is sought shall provide the other Party prompt written notice with a true and complete copy of the demand and all exhibits or attachments thereto, so that the Party may, at its own cost, seek to obtain the appropriate remedy in law or equity. In the event a Party seeks such relief, it shall promptly notify the other Party. Unless otherwise required by operation of law, the Parties shall maintain the confidentiality of this Agreement until the Court resolves such request for relief.

21.3	Discussion with third parties in contravention of the confidentiality provisions of this Agreement is expressly prohibited.

21.4	The Parties acknowledge that the Defend Trade Secrets Act (“DTSA”) provides for both civil and criminal immunity for employees who: (i) disclose trade secrets in confidence to the government or its lawyers solely for the purposes of investigating a suspected violation of law; (ii) disclose trade secrets to their personal attorneys in connection with a retaliation lawsuit for reporting a suspected violation of law; or (iii) disclose or use trade secrets in any complaint or document filed in a lawsuit, as long as the trade secret information is filed under seal.

22.	Declaration.

Each Party has executed this Agreement freely and voluntarily after consulting with their own counsel. In settling this dispute, none of the Parties hereto admit or concede the truth or any of the allegations contained in the pleadings herein or concede or acknowledge that they have any liability to one another and are settling to avoid the cost and expense of further proceedings, and to bring finality to this matter. The Parties agree that the Court shall maintain jurisdiction to enforce the provisions of this Agreement.

IN WITNESS WHEREOF and intended to legally bound, the Parties have hereunto set their hands as of the date below.

VPR BRANDS, L.P.

Dated: 08/04/2022	By:	/s/ Kevin Frija
	Name:	Kevin Frija
	Title:	CEO

MYLE VAPE, INC

Dated: 8/4/2022	By:	/s/ Ariel Gorelik
	Name:	Ariel Gorelik
	Title:	CEO

MVH I, INC.

Dated: 8/4/2022	By:	/s/ Ariel Gorelik
	Name:	Ariel Gorelik
	Title:	CEO

EXHIBIT A

UNITED STATES DISTRICT COURT

EASTERN DISTRICT OF NEW YORK

BROOKLYN DIVISION

VPR BRANDS, LP,
CASE NO.: 1:21-cv-02445
Plaintiff,

v.

MYLE VAPE INC. AND MVH I, INC.,

Defendants.

STIPULATION OF DISMISSAL

Plaintiff VPR BRANDS, LP and Defendants MYLE VAPE INC. AND MVH I, INC., by and through their undersigned counsel, and pursuant to Fed. R. Civ. P. 41(a)(1)(A)(ii), hereby stipulate to the dismissal of the instant lawsuit, with prejudice, with each party to bear its own costs, attorneys’ fees and expenses.

Dated: August 4, 2022	Respectfully submitted,

/s/	/s/
JOSEPH A. DUNNE	CLIFTON E. MCCANN
joseph.dunne@sriplaw.com	Clifton.McCann@ThompsonHine.com
ELIEZER LEKHT
NY Bar Number: 5762497	Thompson Hine LLP - D.C.
eliezer.lekht@sriplaw.com	1919 M. Street N.W.
Suite 700
SRIPLAW, P.A.	Washington, DC 20036-1600
175 Pearl Street	(202) 263-4159 - Telephone
Third Floor	(202) 331-8330 - Facsimile
Brooklyn, NY 11201
929.200.2474 – Telephone	Counsel for Defendants Myle Vape Inc. and MVH I, INC.
561.404.4353 – Facsimile

Counsel for Plaintiff VPR Brands, LP